As filed with the Securities and Exchange Commission on September 2, 2016.

Registration No. 333-190087

Registration No. 333-204314

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-190087

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-204314

UNDER

THE SECURITIES ACT OF 1933

DIAMOND RESORTS INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	46-1750895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

(Address of Principal Executive Offices) (Zip Code)

DIAMOND RESORTS INTERNATIONAL, INC. 2015 EQUITY INCENTIVE COMPENSATION PLAN

DIAMOND RESORTS INTERNATIONAL, INC. 2013 INCENTIVE COMPENSATION PLAN

(Full Title of the plan)

Jared T. Finkelstein, Esq.

Senior Vice President and General Counsel

Diamond Resorts International, Inc.

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Mark D. Wood, Esq.

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, Illinois 60661

(312) 902-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 (these “Post-Effective Amendments”) relate to the following registration statements of Diamond Resorts International, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements” and each a “Registration Statement”):

•	registration statement on Form S-8, Registration No. 333-190087, filed with the Securities and Exchange Commission (the “Commission”) on July 23, 2013, which registered 9,737,090 shares of common stock, par value $0.01 per share (“Common Stock”), issuable under the Diamond Resorts International, Inc. 2013 Incentive Compensation Plan; and

•	registration statement on Form S-8, Registration No. 333-204314, filed with the Commission on May 19, 2015, which registered 8,500,000 shares of Common Stock issuable under the Diamond Resorts International, Inc. 2015 Equity Incentive Compensation Plan.

On June 29, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dakota Parent, Inc., a Delaware corporation (“Parent”), and Dakota Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the acquisition of the Company by Parent in a two-step all cash transaction, consisting of a tender offer (the “Offer”), followed by a subsequent back-end merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. On July 14, 2016, Merger Sub commenced the Offer and, on September 2, 2016, the Offer was consummated and the Merger was effected.

In connection with the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Diamond Resorts International, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on September 2, 2016.

DIAMOND RESORTS INTERNATIONAL, INC.

By:	/s/ Jared T. Finkelstein
Name:	Jared T. Finkelstein
Title:	Senior Vice President and General Counsel

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.